Exhibit 10.43

NewBridge Bank

Supplemental Executive Retirement Plan

Effective September 1, 2014

NewBridge Bank Supplemental Executive Retirement Plan

Article I
Establishment and Purpose	1

Article II
Definitions	1

Article III
Eligibility and Participation	6

Article IV
Benefits	6

Article V
Administration	8

Article VI
Amendment and Termination	9

Article VII
Informal Funding	11

Article VIII
Claims	11

Article IX
General Provisions	16

NewBridge Bank Supplemental Executive Retirement Plan

Article I

Establishment and Purpose

NewBridge Bank (the “Company”) hereby adopts the NewBridge Bank Supplemental Executive Retirement Plan (the “Plan”), effective September 1, 2014. The purpose of the Plan is to attract, retain and reward a select group of management and highly compensated employees by providing Participants with nonqualified supplemental retirement benefits.

The Plan is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits upon retirement to Participants in the Plan. Participants in the Plan shall have the status of general unsecured creditors of the Participating Employer. Each Participating Employer shall be solely responsible for payment of benefits to those Participants providing services to it.

The Plan is intended to be an unfunded arrangement of deferred compensation for the benefit of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Assets set aside by a Participating Employer for the payment of Plan liabilities remain subject to the claims of such Employer’s general creditors until paid to the Participants.

Article II

Definitions

2.1	Beneficiary. Beneficiary means the surviving natural person(s), estate, or trust that will receive any benefits to which the Participant is entitled following the Participant’s death. The Participant may designate his or her Beneficiary at the time and in the manner prescribed by the Plan Administrator. If no Beneficiary is designated, or if the designated Beneficiary does not survive the Participant, payment will be made to the Participant’s spouse, or if the Participant is not married at the time of death, the Participant’s estate.

In the event a Participant designates his or her spouse as Beneficiary, such designation shall become void as of the date his or her marriage is dissolved, unless the Participant designates his or her ex-spouse as a Beneficiary following dissolution of the marriage.

2.2	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

NewBridge Bank Supplemental Executive Retirement Plan

2.3	Cause. Cause means (i) the willful and continued failure of a Participant to perform substantially his or her duties with the Employer, other than any such failure resulting from a “disability” as defined in the Participant’s employment agreement, after a written demand for substantial performance is delivered to the Participant by the Company’s Board of Directors which specifically identifies the manner in which the Company’s Board of Directors believes that Participant has not substantially performed Participant’s duties; (ii) the willful engaging by Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer; (iii) continued insubordination with respect to directives of the Company’s Board of Directors after receipt of a written warning from the Company’s Board of Directors with respect thereto; or (iv) a willful act by Participant which constitutes a material breach of Participant’s fiduciary duty to the Employer which is intended by Participant to injure the reputation or business of the Employer.

For purposes of this Section 2.3, no act or failure to act on the part of Participant shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to resolutions duly adopted by the Company’s or its parent company’s Board of Directors or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Employer and to not constitute insubordination.

2.4	Change in Control. Change in Control means, with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a Change in Effective Control; (ii) a Change of Asset Ownership; or (iii) a Change of Ownership; in each case, as defined herein and as further defined and interpreted in Section 409A.

For purposes of this Section 2.4, “Change in Effective Control” shall mean the date either (A) one Person or Group (each as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires (or has acquired during the preceding twelve (12) months) ownership of stock of NewBridge Bancorp possessing 30% or more of the total voting power of NewBridge Bancorp’s outstanding stock or (B) a majority of the members of the NewBridge Bancorp Board is replaced during any twelve (12) month period by directors whose election is not endorsed by a majority of the members of the NewBridge Bancorp Board prior to such election.

For purposes of this Section 2.4, “Change of Asset Ownership” shall mean the date one Person or Group acquires (or has acquired during the preceding twelve (12) months) assets (which shall include outstanding stock of the Bank) from NewBridge Bancorp that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all NewBridge Bancorp’s assets immediately prior to such acquisition.

For purposes of this Section 2.4, “Change of Ownership” shall mean the date one Person or Group acquires ownership of stock of NewBridge Bancorp that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of NewBridge Bancorp; provided that such Person or Group did not previously own 50% or more of the value or voting power of the outstanding stock of NewBridge Bancorp.

NewBridge Bank Supplemental Executive Retirement Plan

For purposes of determining whether NewBridge Bancorp has undergone a Change of Control under this Section 2.4, the term NewBridge Bancorp shall include any corporation that is a majority shareholder of NewBridge Bancorp within the meaning of Section 409A (owning more than 50% of the total fair market value and total voting power of NewBridge Bancorp).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.5	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article VIII of this Plan.

2.6	Code. Code means the Internal Revenue Code of 1986, as amended from time to time, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.7	Committee. Committee means the committee appointed by the Board of Directors of the Company (or the appropriate committee of such board) to administer the Plan. If no designation is made, the Chief Executive Officer of the Company or his delegate shall have and exercise the powers of the Committee.

2.8	Company. Company means NewBridge Bank, a state-chartered North Carolina bank.

2.9	Effective Date. Effective Date means September 1, 2014.

2.10	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.11	Employee. Employee means a common-law employee of an Employer.

2.12	Employer. Employer means, with respect to Employees it employs, the Company and any organization that, together with the Company, is treated as a single employer under the provisions of Code sections 414(b) or (c).

2.13	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.14	Good Reason. Good Reason means any of the following events: (i) a material diminution in Participant’s authority, duties, or responsibilities; (ii) a material change in the geographic location at which Participant must perform the services to be performed by Participant pursuant to his or her employment agreement; and (iii) any other action or inaction that constitutes a material breach by the Employer of the Participant’s employment agreement. Provided, that Participant must provide notice to the Employer of the condition Participant contends is Good Reason within 30 days of the initial existence of the condition, and the Employer must have a period of at least 30 days to remedy the condition. If the condition is not remedied, Participant must notify the Company in writing within 30 days of the end of the Employer’s remedy period.

NewBridge Bank Supplemental Executive Retirement Plan

2.15	Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to accrue benefits under the Plan under Section 3.1 and any other person with a Retirement Benefit greater than zero.

2.16	Participating Employer. Participating Employer means the Company and each Employer who, with the consent of the Company, has adopted the Plan.

2.17	Participation Agreement. Participation Agreement means a written agreement in substantially the form attached hereto as Exhibit A, evidencing an individual’s commencement of participation in the Plan, Retirement Benefit, and vesting schedule applicable to the Retirement Benefit. The Participation Agreement may contain additional terms and conditions as agreed upon by the Company and Participant.

2.18	Plan. The term Plan means the “NewBridge Bank Supplemental Executive Retirement Plan” as documented herein and as may be amended from time to time hereafter.

2.19	Plan Year. Plan Year means January 1 through December 31.

2.20	Present Value. The Present Value is the lump sum equivalent of a Participant’s unpaid Retirement Benefit as of any determination date, assuming benefit commencement at the later of (i) Retirement Age or (ii) the determination date, and discounted to the determination date using an interest rate of 6.0%.

2.21	Retirement Age. Retirement Age means the later of (i) the Participant’s 65th birthday or (ii) the 5th anniversary of the date the Participant commenced participation in the Plan.

2.22	Retirement Benefit. Retirement Benefit means the annual benefit specified in a Participant’s Participation Agreement payable at the time and for the duration specified in Sections 4.1 and 4.3.

2.23	Separation from Service. Separation from Service means termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service on the date the Employer and the Employee reasonably anticipate that the level of services to be performed by the Employee after such date certain will be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

NewBridge Bank Supplemental Executive Retirement Plan

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract. Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his position of employment or a similar position shall incur a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.12 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.24	Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of an Employer, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date.

Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

NewBridge Bank Supplemental Executive Retirement Plan

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.25	Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.26	Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.27	Year of Service. Year of Service means each complete, consecutive 12-month period of service as an Employee, commencing with the Effective Date of Participation as specified in the Participation Agreement.

Article III

Eligibility and Participation

3.1	Eligibility and Participation. An Eligible Employee becomes a Participant upon notification by the Committee and execution of a Participation Agreement.

3.2	Duration. A Participant with an unpaid Retirement Benefit remains a Participant until such benefit has been paid in full.

Article IV

Benefits

4.1	Entitlement to Benefits. A Participant shall be entitled to receive his or her vested Retirement Benefit upon the later of the Participant’s (i) attainment of Retirement Age or (ii) Separation from Service. The Retirement Benefit is not actuarially adjusted to reflect a Separation from Service occurring after the Participant’s Retirement Age.

NewBridge Bank Supplemental Executive Retirement Plan

4.2	Vesting. A Participant shall be vested in his or her Retirement Benefit based on the vesting schedule set forth in his or her Participation Agreement. Notwithstanding anything to the contrary in the Participation Agreement, a Participant shall be 100% vested in his or her Retirement Benefit if, while actively employed, (i) he or she dies, or (ii) he or she is Separated from Service without Cause or due to Good Reason within one year of the date a Change in Control occurs. Further, and notwithstanding the preceding or anything to the contrary in the Participation Agreement, a Participant who is Separated from Service for Cause shall forfeit any vested interest he or she may have accrued in his or her Retirement Benefit and shall not be entitled to any payments from the Plan.

4.3	Payment of Vested Retirement Benefit. A Participant’s vested Retirement Benefit is payable annually for a period of ten years commencing on the first day of the month following the date specified in Section 4.1, and on each anniversary thereof for the duration of the payment period; provided, however, that payment to a Participant who is a Specified Employee will commence no earlier than the first day of the seventh month following Separation from Service to the extent required by Code Section 409A, with subsequent installments paid on the anniversary of the first payment date.

4.4	Payment Upon a Change in Control. Notwithstanding the preceding provisions of this Article IV, if a Participant Separates from Service within one year following a Change in Control, the Participant shall receive the Present Value of his or her unpaid vested Retirement Benefit in a single lump sum within 90 days of the Separation from Service or, with respect to a Participant who is a Specified Employee, in the seventh month following his or her Separation from Service. A Participant who has Separated from Service prior to a Change in Control shall receive the Present Value of his or her remaining vested Retirement Benefit in a single lump sum within 90 days of the Change in Control.

4.5	Payment Upon Death. In the event of the Participant’s death, the Participant’s Beneficiary will receive a lump sum payment equal to the Present Value of his or her designated share of the remaining unpaid vested Retirement Benefit on the first day of the month following the Participant’s death.

4.6	Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If an accelerated or delayed payment is made under this Section 4.6, the vested Retirement Benefit of the Participant shall be actuarially adjusted using the interest rate assumptions specified for purposes of determining Present Values; provided, however that a delayed payment shall not result in an actuarial adjustment unless the delay extends payment by more than one calendar year.

NewBridge Bank Supplemental Executive Retirement Plan

Article V

Administration

5.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article VIII.

5.2	Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with rights to a Retirement or Survivor’s Benefit consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 7.2.

The Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries, Retirement Benefits and Survivor’s Benefits as the Committee may reasonably require.

5.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). To the extent withholdings are required prior to the time when payments are due under the Plan, the Participating Employer may withhold from other compensation payable to the Participant.

NewBridge Bank Supplemental Executive Retirement Plan

5.4	Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

5.5	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

5.6	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article VI

Amendment and Termination

6.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article VI. Each Participating Employer may also terminate its participation in the Plan.

6.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Retirement Benefit of any Participant determined as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize. Amendments adopted pursuant to this paragraph shall be deemed to amend all Participation Agreements in effect at the time of such amendment, subject to the restrictions set forth above.

NewBridge Bank Supplemental Executive Retirement Plan

A Participation Agreement may be amended by a written instrument executed by a duly authorized representative of the Committee and the Participant who is a party to such agreement. Unless authorized by an appropriate delegation of authority, such representative may not agree to increase the amount of the Retirement Benefit without approval by the Board of Directors.

The Committee may amend the Plan or any Participation Agreement at any time and without regard to any restrictions under this Section 6.2, to the extent such amendment is required to comply with applicable Company laws, rules and regulations.

6.3

Termination. The Company, by action taken by its Board of Directors, may terminate the Plan. Upon termination, each Participating Employer will pay its Participants or their Beneficiaries the Present Value of their benefits, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). For purposes of valuing benefits payable following termination, the value of the Retirement Benefit, including the benefit formula and the Years of Service credited to a Participant, will be determined as of the effective date of termination and will not be increased or decreased following such date.

The Company and a Participant may terminate a Participation Agreement by a written instrument executed by a duly authorized representative of the Committee and the Participant. Termination of a Participation Agreement may not result in an acceleration of Retirement Benefits. Termination may not occur in consideration of another form of compensation or substituted compensation unless such compensation is paid at the time and manner specified in the Plan and the Participation Agreement as in effect on the day prior to termination. Termination of a Participation Agreement shall have no effect on the continuation of the Plan or the Participation Agreements of other Participants.

The Company may terminate a Participation Agreement at any time and without regard to any restrictions under this Section 6.3, to the extent the Board of Directors determines, based on the advice of counsel, that such termination is required in order to comply with applicable laws, rules and regulations.

6.4	Taxation Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Participation Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

NewBridge Bank Supplemental Executive Retirement Plan

Article VII

Informal Funding

7.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article VII. No Participant or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

7.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

If a rabbi trust is in existence upon the occurrence of a “change in control”, as defined in such trust, the Participating Employer shall, upon such change in control, and on each anniversary of the change in control, contribute in cash or liquid securities such amounts as are necessary so that the value of assets after making the contributions exceed the Present Value of all Retirement Benefits by 125%.

Article VIII

Claims

8.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)	In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

NewBridge Bank Supplemental Executive Retirement Plan

8.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)	In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

NewBridge Bank Supplemental Executive Retirement Plan

8.3	Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Retirement and Survivor’s Benefits consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Retirement and Survivor’s Benefits as the Appeals Committee may reasonably require.

8.4	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures. If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 7.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s Retirement Benefit and will be included in determining the Participating Employer’s trust funding obligation under Section 7.2.

8.5	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

8.6	Arbitration.

(a)	Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article VIII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

NewBridge Bank Supplemental Executive Retirement Plan

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

NewBridge Bank Supplemental Executive Retirement Plan

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 8.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 8.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

NewBridge Bank Supplemental Executive Retirement Plan

(b)	Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

Article IX

General Provisions

9.1	Assignment. No interest of any Participant or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

9.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s Beneficiaries resulting from the Participant’s participation in the Plan.

9.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

9.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

NewBridge Bank

1501 Highwoods Boulevard

Greensboro, NC 27410

NewBridge Bank Supplemental Executive Retirement Plan

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

9.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

9.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

9.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

9.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

9.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of North Carolina shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the _____ day of _______________, 2014, to be effective as of the Effective Date.

NewBridge Bank

By:
(Printed Name and Title)

(Signature)

NewBridge Bank Supplemental Executive Retirement Plan

SCHEDULE A

NEWBRIDGE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PARTICIPATION AGREEMENT

This Participation Agreement (“Agreement”) is entered into as of the 1st day of September, 2014 (the “Participation Effective Date”) by and between NewBridge Bank (the “Company”) and _______________________________ (“Participant”).

WHEREAS, the Company sponsors the NewBridge Bank Supplemental Executive Retirement Plan, effective as of September 1, 2014 (the “Plan”); and

WHEREAS, the Plan Committee has determined to extend participation in the Plan to the Participant identified above.

NOW THEREFORE, the parties hereby agree as follows:

1.	Participation. Pursuant to Section 3.1 of the Plan, the Committee hereby selects the above named individual for participation in the NewBridge Bank Supplemental Executive Retirement Plan (the “Plan”), effective as of the Participation Effective Date.

2.	Retirement Benefit. The Participant’s Retirement Benefit shall be $__________, payable at the time and for the period specified in Article IV of the Plan.

3.	Vesting. A Participant’s vested interest in his or her Retirement Benefit shall be determined by multiplying the Retirement Benefit specified in paragraph 2 above by a fraction, the numerator of which is his or her Years of Service as of the date of determination and the denominator of which is his projected Years of Service at Retirement Age assuming continuous employment through such age. A Participant’s vested Retirement Benefit shall be determined as of his or her date of Separation from Service.

4.	Plan Document Controls. Except where expressly provided above, this Participation Agreement is subject to the terms and conditions of the Plan document. The Company represents and warrants that a current copy of the Plan document, as amended, has been provided to the Participant, and Participant hereby acknowledges receipt of such document(s).

5.	Limitations Imposed by Bank Regulators. The Participant’s entitlement to benefits under this Participation Agreement and the Plan may be subject to applicable rules and regulations of the Federal Reserve, its agencies and federal and state agencies with supervisory authority over the Bank, including all regulations affecting permissible amounts of compensation payable to Participants in the Plan during and following the Participant’s employment by the Bank. The Participant agrees to execute any amendments to this Agreement that are required to comply with such rules, regulations, or orders issued by such agencies to the Bank.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement this                    day of                    2014.

 NewBridge Bank Supplemental Executive Retirement Plan

[NAME OF PARTICIPANT]	NewBridge Bank

(Signature)	(Printed Name and Title)

(Signature)

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